UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2016

Zenosense, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54936	26-3257291
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Avda Cortes Valencianas 58, Planta 5 46015 Valencia, Spain	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 34 960454202

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On June 20, 2016, Zenosense, Inc. (the “Company”) entered into a joint venture by way of a Subscription and Shareholders’ Agreement (“Agreement”) with a third party medical detection device developer (“Partner”), utilizing a joint venture vehicle, MIDS Medical Ltd (“MML”), a UK Limited company under which the Company will own a 40% interest, to be awarded on July 1, 2016, in exchange for its participation and funding to support MML during a Phase 1 and prospectively during a Phase 2 development of the Partner’s MIDS universal immunoassay detection technology. MML will have the right, under license, to use the MIDS Intellectual Property (“MIDS IP”) during the development and the MIDS IP will be transferred to MML in the event MML concludes a commercial deal for MIDS with a third party.

The Company believes that the involvement in a joint venture with the Partner is complementary to its current medical device development business plan and strategy as it expands its business with another medical device opportunity.

The Agreement provides for a series of payments (“Phase 1 Payments”) in an aggregate amount of £450,500 (approximately $666,000 based on the current rate of exchange). MML received a payment from the Company of $130,000 (the “First Payment”) on execution of the Agreement. Additional payments are as follows; (a) on or before September 20, 2016, a payment of £198,950 minus the Pounds Sterling equivalent of the First Payment; (b) on or before November 20, 2016, a payment of £100,640; (c) on or before January 20, 2017 a payment of £100,640; and (d) on or before March 20, 2016 a payment of £50,320.

The Agreement also provides for a contingency funding (the “Contingency”) to be available after March 31, 2017 in an aggregate amount of up to £45,000 (approximately $64,000) to be paid by the Company within 20 days of receiving a written notice from MML.

The parties to the Agreement envisage a second phase of development (“Phase 2”) to follow Phase 1. This is expected to be over a similar timeframe and at a similar cost. MML may independently obtain funding for Phase 2 at MML’s option, or invite the Company to fund.

The Agreement contains various provisions to govern the funding obligations of the Company: if any Phase 1 Payment is not made within 14 days of it falling due (“Default”), the Company’s shareholding in MML may be reduced to zero; if no Contingency is drawn during Phase 1 the Partner will be awarded an enduring 2.5% profit after tax right in MML (“Override”) which will increase to a 15% Override if the Company declines to fund Stage 2; if the Company declines to fund Phase 2 and any Contingency has been drawn, the Partner will be awarded a 15% Override decreased by 0.5% for each £7,500 tranche of Contingency drawn down during Phase 1. Any Override will convert on a ratio of 1% Override to 1% of ordinary shares in the event of a sale of MML.

At no time prior to a sale will the Company’s ownership interest in MML’s shares be less than 30% unless the Company is in Default. Provided that each Phase 1 Payment is made within 14 days of falling due the Company also has additional control rights over MML including representation on the board of directors, rights over the appointment and employment of senior management persons, indebtedness, major transactions, budget approval rights, accounting practices and general operational management supervisory rights.

As a condition of the Agreement, MML has entered into Supply of Services Agreements under which it receives the services of key personnel related to the MIDS development.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZENOSENSE, INC.
Date: June 23, 2016	By:	/s/ Carlos Jose Gil
Carlos Jose Gil, President and Chief Executive Officer